Exhibit 5.1

Trintech Group plc

Block C, Central Park

Leopardstown

Dublin 18

Ireland

Form S-8 Registration Statement

Dear Sirs,

We have examined the Registration Statement on Form S-8 to be filed by Trintech Group plc (the Company) with the United States Securities and Exchange Commission on or about 6 August 2009 (the Registration Statement), in connection with the registration under the Securities Act of 1933, as amended (the Act) of an aggregate of 3,400,000 additional ordinary shares (Ordinary Shares) which will be represented by 1,700,000 American Depositary Shares of the Company authorised for issuance under the Trintech Group plc Share Option Plan 2007, the Trintech Group plc Share Option Plan for Directors and Consultants 2007 and the Trintech Group plc 2009 Employee Share Purchase Plan (collectively the Plans).

1.	In connection with this Opinion we have examined copies of the following (collectively called the Documents):-

1.1.	the Memorandum and Articles of Association of the Company;

1.2.	the Plans;

1.3.	the resolutions passed at the Annual General Meeting of the Company held on 23 July 2009;

1.4.	a certificate of the Company Secretary of today’s date.

2.	For the purpose of giving this opinion we have assumed:-

2.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2.	that the copies produced to us of minutes of meetings and/or resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions were duly passed and are in full force and effect;

2.3.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

2.4.	that the Memorandum and Articles of Association of the Company are correct and up to date;

2.5.	the accuracy and completeness as to factual matters of the statements, representations and warranties of the Company given to us and the accuracy of all certificates provided to us by the Company and its officers;

2.6.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Documents as disclosed to us;

2.7.	without having made any investigation, that the terms of the Documents are lawful and fully enforceable under the laws of any other applicable jurisdiction other than the laws of Ireland;

2.8.	that none of the resolutions and authorities of the shareholders or directors of the Company on which we have relied or the Plans have been varied, amended or revoked in any respect or will have expired at the time of issue of the relevant Ordinary Shares and that all options over Ordinary Shares will be granted and all Ordinary Shares will be issued in accordance with such resolutions and authorities.

3.

We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that the Ordinary Shares will be legally and validly issued and fully paid, if issued in the manner referred to in the Plans on application by the participants under the Plans for the Ordinary Shares pursuant to the Plans and in accordance with the Company’s Articles of Association and the resolutions passed by shareholders of the Company.

4.	The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.	where any shareholder resolutions have been passed amending the number of ordinary shares in the Company which can be issued pursuant to any of the Plans, a resolution of the board of the Company will be passed (a) amending the Plan provisions to give effect to such shareholder resolutions and (b) ratifying any option grants made or shares issued under the increased Plan limits since the date of the shareholder resolutions, as necessary (if such board resolutions have not already been passed).

4.2.	this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4.3.	this opinion is subject to the general laws relating to the limitation of actions in Ireland;

4.4.	a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Plans might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

We are admitted to practice law only in Ireland and accordingly we express no opinion on the laws of any jurisdiction other than the laws (and the interpretation thereof) of Ireland in force as at the date hereof.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. Our consent to such references does not constitute a consent under Section 7 of the Act, as in consenting to such references, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the United States Securities and Exchange Commission thereunder.

This opinion is addressed only to the Company and may be relied upon only by the Company for its sole benefit in connection with the Registration Statement and may not be relied on by any assignees of the Company or any other person or for any other purpose.

This opinion is to be construed in accordance with and governed by the laws of Ireland.

Yours faithfully

A&L Goodbody

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